Exhibit 99.1

FOR IMMEDIATE RELEASE

OCTOBER 19, 2010

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX RESUMES PAYMENT OF QUARTERLY DISTRIBUTION AND DIVIDEND

DALLAS, October 19, 2010 — The Crosstex Energy companies today announced the declaration of the quarterly distribution for Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and the quarterly dividend for Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) from the third quarter of 2010:

•                  The quarterly distribution on the Partnership’s common and preferred units will be $0.25 per unit payable November 12 to unitholders of record November 1.

•                  The quarterly dividend on the Corporation’s common stock will be $0.07 per share payable November 12 to stockholders of record November 1.

“The resumption of our distribution and dividend represents an important milestone for Crosstex. It reflects the successful execution of the plan that we laid out for the business, which strategically positions us for the future,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “We have achieved our goals of reducing leverage, growing our core business, and resuming the distributions and dividends to our equity holders.  We look forward to providing more information in our earnings call scheduled for Friday, November 5 at 10:00 a.m. Central time (11:00 a.m. Eastern time).”

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

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This press release contains “forward-looking statements” within the meaning of the Federal securities laws. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the companies believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct.

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